KPMG LLP Suite 3400 312 Walnut Street Cincinnati, OH 45202

Consent of Independent Auditors

We consent to the use of our report dated April 10, 2026, with respect to the financial statements of MassMutual Ascend Life Insurance Company, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information which is part of the Registration Statement.

/s/ KPMG LLP

Cincinnati, Ohio

October 28, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.